Exhibit 10.28
EXECUTION COPY
ASSET PURCHASE AGREEMENT
BY
CARRIAGE FUNERAL SERVICES OF CALIFORNIA, INC.,
AS BUYER,
THADDEUS M. LUYBEN, SR.
AS SELLER,
AND
THADDEUS ENTERPRISES
Dated
October 10, 2007

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND INTERPRETATION	2
1.1 Definitions	2
1.2 Interpretation	8

ARTICLE II. PURCHASE AND SALE OF ASSETS	9
2.1 Transfer of Assets by Seller and the Company	9
2.2 Retained Assets	10
2.3 Assumption of Liabilities	11
2.4 Limitations on Assumption	11

ARTICLE III. CONSIDERATION AND CLOSING	12
3.1 Purchase Price	12
3.2 Certain Prorations	13
3.3 Taxes; Closing Costs	13
3.4 The Closing	13
3.5 Closing Deliveries	14

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY	16
4.1 Incorporation and Power	16
4.2 Valid and Binding Agreement	16
4.3 No Conflicts and Consents	17
4.4 Financial Statements	17
4.5 Books and Records	18
4.6 Absence of Certain Developments	18
4.7 Inventory; Accounts Receivable	19
4.8 Tax Matters	19
4.9 Intellectual Property	20
4.10 Contracts	20
4.11 Preneed Contracts and Trust Accounts.	21
4.12 Litigation	22
4.13 Insurance and Claims	23
4.14 Governmental Authorizations	23
4.15 Compliance with Laws	23
4.16 Environmental Matters	23
4.17 Employees	24

4.18 Employee Benefit Plans	24
4.19 Title to and Status of Purchased Assets	24
4.20 Real Property	25
4.21 Tangible Personal Property	25
4.22 Availability of Documents	25
4.23 Finders	25
4.24 Full Disclosure	26

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER	26
5.1 Incorporation; Power and Authority	26
5.2 Valid and Binding Agreement	26
5.3 No Conflict and Consents	26
5.4 Finders	26
5.5 Full Disclosure	27

ARTICLE VI. COVENANTS OF SELLER, THE COMPANY AND BUYER	27
6.1 Conduct of the Business	27
6.2 Notice of Developments	28
6.3 Access to Information	28
6.4 No Shop	29
6.5 Employee Training; Systems Installation	29
6.6 Non-Competition	29
6.7 Employee Matters	31
6.8 Further Assurances	31
6.9 Post-Closing Access	31
6.10 Buyer’s Trustee and Preneed Trust Funds	32
6.11 Unique Preneed Merchandise	32
6.12 Litigation	32

ARTICLE VII. OTHER COVENANTS	32
7.1 Efforts	32
7.2 Further Assurances	33

ARTICLE VIII. CONDITIONS TO CLOSING	34
8.1 Conditions to Obligation of Each Party to Close	34
8.2 Conditions to Buyer’s Obligation to Close	34
8.3 Conditions to the Company’s or Seller’s Obligation to Close	36

ARTICLE IX. TERMINATION	37

2

9.1 Termination	37
9.2 Effect of Termination	38

ARTICLE X. INDEMNIFICATION	38
10.1 Indemnification by the Company and Seller	38
10.2 Indemnification by Buyer	39
10.3 Procedures for Indemnification	40

ARTICLE XI. GENERAL	41
11.1 Press Releases and Announcements	41
11.2 Expenses	41
11.3 Amendment and Waiver	41
11.4 Notices	42
11.5 Assignment	43
11.6 No Third Party Beneficiaries	43
11.7 Severability	43
11.8 Complete Agreement	44
11.9 Schedules	44
11.10 Signatures; Counterparts	44
11.11 GOVERNING LAW	44
11.12 Specific Performance	44
11.13 Dispute Resolution	44
11.14 Construction	45

EXHIBITS

EXHIBIT A	Grant Deed
EXHIBIT B	Justin Employment Agreement
EXHIBIT C	Justin Non-Competition Agreement
EXHIBIT D	Luyben Jr. Employment Agreement
EXHIBIT E	Luyben Jr. Non-Competition Agreement
EXHIBIT F	Luyben Sr. Consulting Agreement
EXHIBIT 3.5(a)(xii)	Opinion of Seller Counsel
EXHIBIT 3.5(a)(xvi)	Right of First Refusal Agreement
EXHIBIT 3.5(b)(vi)	Opinion of Buyer Counsel
EXHIBIT G	Substitution of Trustor Agreement
SELLER DISCLOSURE SCHEDULE

SECTION 4.4	Disposition Contracts
SECTION 4.6	Certain Developments

3

SECTION 4.9	Intellectual Property
SECTION 4.10	Contracts
SECTION 4.11	Preneed Contracts & Trust Accounts
SECTION 4.14	Governmental Authorizations
SECTION 4.16	Environmental Matters
SECTION 4.17	Employees
SECTION 4.18	Employee Benefit Plans
SECTION 4.20	Real Property
SECTION 4.21	Tangible Personal Property

4

ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of October 10, 2007, by Carriage Funeral Services of California, Inc., a California corporation (“Buyer”), Thaddeus M. Luyben, Sr., an individual (“Seller”), and Thaddeus Enterprises (d/b/a Evans Brown Mortuary and Hemet Valley Mortuary), a California corporation (the “Company”). Buyer, Seller and the Company shall each be referred to herein as a “Party” and collectively as the “Parties.”
Recitals
     WHEREAS, through the Company, Seller owns and operates (i) a funeral business, a cremation business (together, the “Sun City Business”) and funeral home located at 27010 Encanto Drive, Sun City, Riverside County, California (the “Sun City Home”); (ii) a funeral business, cremation business (together, the “Perris Business”), funeral home and funeral home real estate located at 385 West 4th Street, Perris, Riverside County, California (the “Perris Home”); (iii) a funeral business, cremation business (together, the “Lake Elsinore Business”), funeral home and funeral home real estate located at 126 East Graham Avenue, Lake Elsinore, Riverside County, California (the “Lake Elsinore Home”); and (iv) a funeral business, cremation business (together, the “Hemet Business” and together with the Sun City Business, the Perris Business and the Lake Elsinore Business, collectively, the “Businesses”), funeral home and funeral home real estate (d/b/a Hemet Valley Mortuary) located at 403 North San Jacinto Street, Hemet, Riverside County, California (the “Hemet Home” and, together with the Sun City Home, the Perris Home and the Lake Elsinore Home, collectively, the “Facilities”);
     WHEREAS, as of the date of this Agreement the Seller owns the funeral home real estate and improvements of the Perris Home, the Lake Elsinore Home and the Hemet Home;
     WHEREAS, Seller owns a valid leasehold interest in the Sun City Lease, and the Company owns the improvements located at the Sun City Home; and
     WHEREAS, the Parties desire that (i) Buyer acquire substantially all of the assets, rights, and properties of the Businesses and the Facilities, including the real estate of each of the Perris Home, the Lake Elsinore Home, and the Hemet Home, from both Seller and the Company; (ii) Buyer acquire the improvements located at the Sun City Home from Company; (iii) Seller cause the Sun City Lease (as hereinafter defined) to be terminated; and (iv) Seller facilitate the execution of the New Sun City Ground Lease (as hereinafter defined) with New Lessor (as hereinafter defined) and that the Parties enter into certain related transactions on the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.
DEFINITIONS AND INTERPRETATION
     1.1 Definitions. In this Agreement, the following capitalized terms shall have the meanings set forth below:
     “AAA” has the meaning set forth in Section 11.13(a).
     “Adverse Consequences” means all suits, proceedings, hearings, investigations, charges, complaints, Claims, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, taxes, Encumbrances, Losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.
     “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including any partner, officer, director, member or employee of such Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by”, and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” has the meaning set forth in the first paragraph of this Agreement.
     “Ancillary Agreements” means the General Bill of Sale, the General Assignment and Assumption Agreement, the Deeds and the Transaction Documents.
     “Annual Financial Statements” has the meaning set forth in Section 4.4(a).
     “Assigned Contracts” has the meaning set forth in Section 7.1(b).
     “Assumed Liabilities” has the meaning set forth in Section 2.3.
     “Businesses” has the meaning set forth in the recitals of this Agreement.
     “Business Day” means a day (excluding Saturday and Sunday) on which banks generally are open for the transaction of business in the State of California.
     “Buyer” has the meaning set forth in the first paragraph of this Agreement.
     “Buyer Indemnified Party” has the meaning set forth in Section 10.1(a).
     “Buyer’s Trustee” has the meaning set forth in Section 6.10.
     “CERCLA” means the Comprehensive Environmental Compensation and Liability Act of 1980, as amended.
     “Claim” means any demand, claim, action, investigation, legal proceeding or arbitration, whether or not ultimately determined to be valid.

     “Claim Notice” has the meaning set forth in Section 10.3(a).
     “Closing” has the meaning set forth in Section 3.4(a).
     “Closing Date” has the meaning set forth in Section 3.4(a).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.
     “Contract” means a contract, agreement, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.
     “Deeds” has the meaning set forth in Section 3.5(a)(iv).
     “Direct Claim” has the meaning set forth in Section 10.3(a).
     “Dispute” has the meaning set forth in Section 11.13(a).
     “Encumbrance” means any charge, Claim, community property interest, condition, equitable interest, tax lien, lien, mortgage, deed of trust, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
     “Environmental Laws” means all Laws, Governmental Authorizations or Governmental Orders, and any judicial interpretation of any of the foregoing relating to health, any Hazardous Material, or the environment (including ground or air or water or noise pollution or contamination, and underground or aboveground tanks) and shall include the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 42 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; California Health and Safety Code § 25100 et seq.; and any other applicable state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.
     “Environmental Permits” means licenses, permits, registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to Environmental Law.
     “Environmental Requirement” means any Environmental Law, written agreement or restriction (including any condition or requirement imposed by any insurance or surety company) applicable to the Real Property, as the same now exists or may be changed or amended or come into effect in the future, which pertains to health, any Hazardous Material, or the environment, including ground, air, water or noise pollution or contamination, and underground or aboveground tanks.
     “ERISA” has the meaning set forth in Section 4.18.
     “Excluded Liabilities” has the meaning set forth in Section 2.4.
     “Facilities” has the meaning set forth in the recitals of this Agreement.
     “Financial Statements” has the meaning set forth in Section 4.4(a).
     “GAAP” means United States generally accepted accounting principles, as in effect from time to time.
     “Goodwill” means with respect to the Businesses, without limitation and by way of example, the intangible asset held by the Businesses that is associated with, related to or arising out of (i) the reputation of the Businesses, (ii) the relationship with its customers, (iii) the know-how of its employees, (iv) the contacts with its vendors, public officials, banking relationships and regulatory agencies, (v) the unrealized appreciation of its contracts (including contracts of employment) and rights in law or in equity not reflected in its accounting records (or reflected in its accounting records in part or in whole as “goodwill”), and (vi) the unrealized depreciation, amortization or abatement of the its liabilities to a value less than those reflected in its accounting records (or reflected in its accounting records in part or in whole as “goodwill”).
     “Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.
     “Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.
     “Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.
     “Grant Deed” means the Grant Deed in the form attached hereto as Exhibit A.
     “Hazardous Material” means any substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous waste,” “industrial waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant” as those or similar terms are defined, identified, or regulated under any Environmental Regulation; or (ii) which is or which contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde, foam insulation, explosive or radioactive material, or motor fuel or other petroleum, petroleum hydrocarbon or petroleum products; or (iii) which causes or poses a threat to cause a contamination or nuisance on the Real Property or any adjacent property or a hazard to the environment or to the health of persons on the Real Property; or (iv) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or Governmental Entity that requires environmental investigation, remediation, or monitoring.

     “Hemet Business” has the meaning set forth in the recitals of this Agreement.
     “Hemet Home” has the meaning set forth in the recitals of this Agreement.
     “Indemnified Party” has the meaning set forth in Section 10.3.
     “Indemnifying Party” has the meaning set forth in Section 10.3.
     “Intellectual Property Rights” means (i) rights in patents, patent applications and patentable subject matter, whether or not the subject of an application, (ii) rights in trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, (iv) trade secrets, (v) rights in Internet domain names, uniform resource locators and e-mail addresses and (vi) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of Law, Contract, license or otherwise.
     “Justin Employment Agreement” means the Employment Agreement between Justin Luyben and Carriage Funeral Holdings, Inc., a Delaware corporation, in the form attached hereto as Exhibit B.
     “Justin Non-Competition Agreement” means the Non-Competition Agreement between Justin Luyben and Carriage Funeral Holdings, Inc., a Delaware corporation, in the form attached hereto as Exhibit C.
     “Knowledge,” means, when used with respect to Seller and the Company, the knowledge Seller and of the Company or any officer or director of the Company, including Seller, or any knowledge that would have been acquired by any such Person upon appropriate inquiry and investigations.
     “Lake Elsinore Business” has the meaning set forth in the recitals of this Agreement.
     “Lake Elsinore Home” has the meaning set forth in the recitals of this Agreement.
     “Law” means (i) all federal, state or local laws, regulations and rules (to the extent having the force of law) of any Governmental Entity, and (ii) all orders, decrees, rulings, awards, writs, judgments, statutes, ordinances, codes, rules, regulations and license of any Governmental Entity.
     “Liabilities” means all indebtedness, obligations and other liabilities of the Businesses of any nature whatsoever, whether direct or indirect, matured or unmatured, absolute, accrued, contingent (or based on any contingency), known or unknown, fixed or otherwise, or whether due or to become due.
     “Litigation” means any Claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

     “Loss” means any Litigation, Governmental Order, complaint, Claim, demand, damage, deficiency, penalty, fine, cost, amount paid in settlement, Liability, Tax, Encumbrance, loss, expense or fee, including court costs and attorneys’ fees and expenses.
     “Luyben Jr. Employment Agreement” means the Employment Agreement between Thaddeus M. Luyben, Jr. and Carriage Funeral Holdings, Inc., a Delaware corporation, in the form attached hereto as Exhibit D.
     “Luyben Jr. Non-Competition Agreement” means the Non-Competition Agreement between Thaddeus M. Luyben, Jr. and Carriage Funeral Holdings, Inc., a Delaware corporation, in the form attached hereto as Exhibit E.
     “Luyben Sr. Consulting Agreement” means the Consulting and Non-Competition Agreement between Thaddeus M. Luyben, Sr. and Carriage Funeral Services of California, Inc., a California corporation, in the form attached hereto as Exhibit F.
     “Luyben Sr. Goodwill” means, as it relates to or affects the Businesses, without limitation and by way of example, the intangible asset owned or possessed by Thaddeus M. Luyben, Sr. that is associated with, related to or arising out of (i) his name and reputation as it relates to each of the Businesses and (ii) his relationships with its customers.
     “Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, could have, a material adverse effect on (i) the business, condition (financial or otherwise), results of operations, prospects or customer, supplier or employee relationships of each of the Businesses or (ii) the ability of Seller or the Company to consummate the transactions contemplated hereby or to perform its or his obligations hereunder.
     “Material Contract” has the meaning set forth in Section 4.10.
     “New Lessor” means The Fleming Family Limited Partnership, a California limited partnership.
     “New Sun City Ground Lease” means that certain Ground Lease to be executed at or before Closing by and between New Lessor (or one of its Affiliates) and Buyer, as lessee, in form and substance acceptable to Buyer, in Buyer’s sole discretion.
     “Notice Period” has the meaning set forth in Section 6.10.
     “Ordinary Course of Business” means, with respect to each Business, the ordinary course of business of such Business consistent with past custom and practice.
     “Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (iii) any amendment to any of the foregoing.
     “Outside Closing Date” has the meaning set forth in Section 9.1(e).

     “Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.
     “Permitted Encumbrances” means the list of permitted encumbrances to be determined prior to Closing that are mutually acceptable to Buyer and Seller.
     “Perris Business” has the meaning set forth in the recitals of this Agreement.
     “Perris Home” has the meaning set forth in the recitals of this Agreement.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.
     “Plans” has the meaning set forth in Section 4.18.
     “Preneed Trust Funds” has the meaning set forth in Section 6.10.
     “Purchase Price” has the meaning set forth in Section 3.1.
     “Purchased Asset” has the meaning set forth in Section 2.1.
     “Real Property” has the meaning set forth in Section 4.20.
     “Release” has the meaning set forth in CERCLA.
     “Remedies Exception,” means, when used with respect to any Person, performance of such Person’s obligations except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
     “Restricted Business” has the meaning set forth in Section 6.6(a).
     “Retained Assets” has the meaning set forth in Section 2.2.
     “Retained At-Need Funeral Receivables” has the meaning set forth in Section 2.1(a).
     “ROFR Agreement” has the meaning set forth in Section 3.5(a)(xvi).
     “Rules” has the meaning set forth in Section 11.13(b).
     “Seller” has the meaning set forth in the first paragraph of this Agreement.
     “Seller Disclosure Schedule” has the meaning set forth in Article IV.
     “Seller Indemnified Parties” has the meaning set forth in Section 10.2.
     “Sun City Business” has the meaning set forth in the recitals of this Agreement.
     “Sun City Home” has the meaning set forth in the recitals of this Agreement.

     “Sun City Lease” means that certain Contract for Erection and Lease of Mortuary Building and Facilities, dated August 12, 1969, made and entered into by and between Benjamin Fleming and Genevieve Gloria Fleming (collectively “Lessor”) and John D. Flanagan and Honorine T. Flanagan (collectively “Lessee”), as amended by that certain Addendum to Lease, dated March 10, 1974, as ratified by that certain Modification and Ratification of Lease, dated July 1, 1994, as assigned by Lessee to Seller pursuant to that certain Sublease Agreement, dated September 17, 2002, as the same may have been further amended and/or modified.
     “Tangible Personal Property” has the meaning set forth in Section 4.21.
     “Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity upon the Businesses.
     “Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto), including any information return, Claim for refund, amended return or declaration of estimated Tax.
     “Territory” has the meaning set forth in Section 6.6(a).
     “Third Party Claim” has the meaning set forth in Section 10.3(a).
     “Title Company” has the meaning set forth in Section 8.2(h).
     “Transaction Documents” means the Justin Employment Agreement, Justin Non-Competition Agreement, the Luyben Jr. Employment Agreement, the Luyben Jr. Non-Competition Agreement, and the Luyben Sr. Consulting Agreement.
     “Treasury Regulations” means the rules and regulations under the Code.
     1.2 Interpretation. Unless the context of this Agreement otherwise requires:
          (a) words of any gender include each other gender;
          (b) words using the singular or plural number also include the plural or singular number, respectively;
          (c) the terms “hereof,” “herein,” “hereby”, “hereto,” and similar words refer to this entire Agreement and not to any particular Article, Section, Clause, Exhibit or Schedule or any subdivision of this Agreement;
          (d) references to “Article,” “Section”, “Clause,” “Exhibit” or “Schedule” are to the Articles, Sections, Clauses, Exhibits and Schedules, respectively, of this Agreement;

          (e) the words “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not such words are followed by such phrases or phrases of like import; and
          (f) references to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
ARTICLE II.
PURCHASE AND SALE OF ASSETS
     2.1 Transfer of Assets by Seller and the Company. In reliance upon the representations, warranties, covenants and agreements contained herein and upon the terms and subject to the conditions hereinafter set forth and except as set forth in Section 2.2, at the Closing, Seller shall, and shall cause the Company to, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller and the Company (as the case may be), free and clear of any Encumbrances whatsoever (except for Permitted Encumbrances) all of Seller’s and the Company’s rights, benefits, title and interests in and to the properties, assets, rights, claims and contracts principally relating to, or principally used in or necessary for the conduct of, the Businesses (the “Purchased Assets”), including the following:
          (a) all preneed accounts and notes receivable of the Businesses, and all at-need accounts receivables of the Businesses, other than the accounts receivable of the Businesses arising from the at-need sale of funeral services and merchandise to the extent services have been performed or merchandise has been delivered in which the date of death has occurred prior to the Closing Date, whether such receivables are payable from insurance proceeds, trust funds or other form of payment (collectively, “Retained At-Need Funeral Receivables”);
          (b) inventories of caskets, vaults, urns, accessories and monuments of the Businesses and all other goods and inventories of the Businesses;
          (c) fee simple title to all of the Real Property and valid leasehold interest in the New Sun City Ground Lease;
          (d) machinery, equipment, motor vehicles, furniture, fixtures, supplies, tools and other fixed assets and property, plant and equipment, including those described on Section 4.21 of the Seller Disclosure Schedule;
          (e) all preneed Contracts of the Businesses, all cash, securities and other investments to fund preneed Liabilities, and all rights under policies of insurance available to fund preneed Liabilities;
          (f) to the extent transferable and subject to any required Consents, all rights and benefits in and under the Contracts principally relating to, or principally used in or necessary for the conduct of the Businesses to which the Company or any of its Affiliates are bound or by which the Purchased Assets are bound, including the Contracts described on Section 4.10 of the Seller Disclosure Schedule, the Sun City Lease and the New Sun City Ground Lease;
          (g) all rights under warranties from suppliers of the Businesses, except to the extent related to Excluded Liabilities;
          (h) all rights as trustor of each trust account and pursuant to each related trust agreement, as further described on Section 4.11 of the Seller Disclosure Schedule;
          (i) all of the Goodwill of the Businesses;
          (j) all rights to the names “Evans Brown Mortuaries,” “Hemet Valley Mortuary,” and all other trade names used in the Businesses, together with all derivatives thereof, and all trademarks, trade names, service marks, service names, patents, processes, copyrights, know-how and similar intangible rights, and all Goodwill associated with the foregoing and otherwise with the Businesses;
          (k) all permits and licenses of the Businesses and/or Facilities, to the extent transferable;
          (l) all books, records, brochures and literature of the Businesses (whether in tangible or electronic format), customer lists, computers and computer software, the telephone and fax numbers and listings for the Businesses, and all internet domain names;
          (m) to the extent transferable, and subject to any required consents, all Governmental Authorizations;
          (n) all of the Luyben Sr. Goodwill;
          (o) all rights, privileges, claims, demands, chooses in action, prepayments, deposits, refunds, claims in bankruptcy, indemnification agreements with, and indemnification rights against, third parties, offsets and other claims;
          (p) all Tangible Personal Property; and
          (q) all other assets, rights and properties owned or leased by the Company that are principally used in or necessary for conduct of the Businesses at the time of Closing.
     2.2 Retained Assets. Notwithstanding any other provision of this Agreement, Seller, the Company and their respective Affiliates shall retain, and Buyer shall not acquire, the following assets, properties, rights and interests of Seller, the Company or their respective Affiliates, which shall not be included in the Purchased Assets (collectively referred to hereinafter as the “Retained Assets”):
          (a) all cash on hand or on deposit, including bank account balances, certificates of deposit and marketable securities, excluding, however, cash, securities and other investments to fund preneed Liabilities;

          (b) all Retained At-Need Funeral Receivables;
          (c) the personal vehicles of Seller set forth on Section 2.2(c) of the Seller Disclosure Schedule; and
          (d) any other assets and properties that are not principally relating to, or principally used in or necessary for the conduct of, the Businesses, including those items set forth on Section 2.2(d) of the Seller Disclosure Schedules.
     2.3 Assumption of Liabilities. Simultaneously with the Closing, Buyer shall assume and be liable for in accordance with their respective terms only the following Liabilities of Seller or the Company, as the case may be, as they relate to the Businesses (collectively, the “Assumed Liabilities”):
          (a) all Liabilities under those preneed Contracts of the Businesses that are included in the Purchased Assets, provided that as of the Closing such Liabilities are funded by trust or insurance to the full extent required under applicable Law;
          (b) subject to Section 7.1, all Liabilities of Seller or the Company, as the case may be, arising after the Closing Date under the Contracts constituting Purchased Assets;
          (c) all Liabilities in respect of employee reserves and residuals of the Company, as further described on Section 4.17 of the Seller Disclosure Schedule;
          (d) all Liabilities of the Company under any Governmental Authorization constituting a Purchased Asset to the extent arising after the Closing Date;
          (e) all Liabilities of the Company as trustor of each trust account (preneed) and pursuant to each related trust agreement, as further described on Section 4.11 of the Seller Disclosure Schedule; and
          (f) vacation and sick leave of employees of the Businesses accrued in the Ordinary Course of Business, subject to proration as described in Section 3.2 below.
          The assumption by Buyer of the Assumed Liabilities shall not enlarge any rights or remedies of any third parties under any contracts or arrangements so assumed. Nothing herein shall prevent Buyer from contesting in good faith any of the Assumed Liabilities.
     2.4 Limitations on Assumption. Notwithstanding anything herein to the contrary, Buyer has not agreed to pay or discharge, shall not be required to assume and shall not have any Liability, of Seller, the Company or any other Person, the assumption of which by Buyer is not expressly provided for in this Agreement. Without limiting the foregoing, Buyer shall not assume under this Agreement, there shall be excluded from the Assumed Liabilities and Seller, the Company and their respective Affiliates shall retain, pay and discharge, the following (the “Excluded Liabilities”):
          (a) any notes or accounts payable or other Liabilities for borrowed money;

          (b) any trade payables of any kind, regardless of whether entered into in the Ordinary Course of Business, non-compete payments, and amounts payable to any employee benefit plan or to any preneed trust;
          (c) the Liabilities under any warranties to customers with respect to goods or products sold or services provided by Seller, the Company or any of their respective Affiliates prior to the Closing Date;
          (d) all Liabilities of Seller, the Company or any of their respective Affiliates for income Taxes and all deficiencies, assessments, charges, interest and penalties associated therewith imposed by the United States, any taxing authority outside the United States or any state or local instrumentality or authority within the United States relating to or accrued in any period prior to the Closing;
          (e) any Liabilities related to or arising in connection with the Retained Assets, whether arising before, on or after the Closing Date;
          (f) any Liability of Seller, the Company or any of their respective Affiliates, or any of their respective directors, officers, employees, stockholders or agents, arising out of, or relating to, this Agreement or the transactions contemplated hereby;
          (g) any Liability based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, the ownership or operation of, or any act, omission or circumstances relating to, any of the Businesses, the Purchased Assets or Assumed Liabilities prior to the Closing Date;
          (h) any Liabilities in respect of Claims or Litigation, pending or threatened, and Claims, whether or not presently asserted, arising out of, relating to or otherwise in any way in respect of the ownership or operation of, or of any act, omission or circumstances relating to, any of the Businesses or the Purchased Assets prior to the Closing Date, including personal injury Claims, product liability Claims, Claims of environmental damage, Claims of hazards to health, strict liability, toxic torts, enforcement proceedings, cleanup orders and other similar Claims instituted by private parties or any Governmental Entity; and
          (i) any other Liability not specifically included within the Assumed Liabilities.
ARTICLE III.
CONSIDERATION AND CLOSING
     3.1 Purchase Price. At Closing, the purchase price for the Purchased Assets shall be $10,000,000.00 (the "Purchase Price”) in cash or certified funds by wire transfer by Buyer to the Title Company on or before the Closing Date, of which (a) $3,000,000.00 shall be paid by Buyer to the Company with respect to certain of the Purchased Assets and the covenants of the Company contained in Article VI and (b) $7,000,000.00 shall be paid by Buyer to Seller with respect to the Real Property and the Luyben Sr. Goodwill.

     3.2 Certain Prorations . All prepaid expenses and deposits, and all expenses for which Liability has accrued by whose payment is not yet due as of Closing (including (a) utility deposits and charges, including electricity, water and sewer charges; (b) transferable business and license fees, including any retroactive adjustments thereof; (c) real and personal property Taxes in connection with the Purchased Assets; (d) employee wages and operating expenses; and (e) similar prepaid and deferred items), together with all revenues and expenses arising from the operation of the Businesses, shall be prorated and adjusted between Seller (as the case may be) and Buyer in accordance with the principle that Seller and the Company shall retain all revenues and shall be responsible for all expenses allocable to the conduct of the Businesses up to 11:59 p.m. on the day before the Closing Date, and Buyer shall be entitled to all revenues and shall be responsible for all expenses allocable to the conduct of the Businesses after 12:01 a.m. on the Closing Date. Utility services will be transferred to Buyer’s name on the Closing Date. The apportionments set forth in this Section 3.2 owed by Seller or the Company shall be deducted from the Purchase Price. The provisions of this Section 3.2 shall survive the Closing. If the actual amounts to be prorated are not known as of the Closing Date, the prorations shall be made on the basis of the best evidence then available, and thereafter, within 30 days after actual figures are received, a cash settlement will be made between Seller and Buyer.
     3.3 Taxes; Closing Costs. Any sales or transfer Taxes that may be payable in connection with the sale of the Purchased Assets under this Agreement shall be borne by the Company. Buyer is hereby authorized to conduct any environmental audits or assessments on the Real Property, the same will be at Buyer’s expense; provided, however, that subject to Section 8.2(g), Seller shall cause the Company to perform the remedial action recommended pursuant to such audits and assessments. All such remedial action will be performed to Buyer’s satisfaction and, subject to Section 8.2(g), Seller and the Company shall pay for all expenses of such remedial actions to the extent such expenses do not exceed $25,000.00. Seller and Buyer further agree to split equally all fees and costs for the Real Property survey(s) provided for in Section 8.2(i) and all premiums and other costs associated with issuing the title policy provided for in Section 8.2(h). The provisions of this Section 3.3 shall survive the Closing.
     3.4 The Closing.
          (a) Except as herein provided, the Closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Greenberg Traurig, LLP at 1000 Louisiana Street, Suite 1800 Houston, Texas and/or the Title Company, as necessary, on the third Business Day following the date on which all of the conditions contained in Article VII (other than those conditions relating to actions to be taken at the Closing) have been satisfied or, in the case of Sections 8.1 and 8.2, waived by Buyer, or, in the case of Sections 8.1 and 8.3, waived by Seller (the “Closing Date”), or at such other place and on such other date as may be mutually agreed upon in writing by Buyer and Seller, in which case “Closing Date” means the date so agreed.
          (b) All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

     3.5 Closing Deliveries.
          (a) Closing Deliveries of Seller and the Company. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer, the following:
               (i) General Bill of Sale. A general bill of sale (the “General Bill of Sale”), duly executed by the Company.
               (ii) General Assignment and Assumption Instrument. A general assignment and assumption instrument (the “General Assignment and Assumption Instrument”), duly executed by the Company.
               (iii) Grant Deeds. Grant Deeds (in substantially the same form as the Grant Deed attached hereto as Exhibit A) with respect to each parcel of Real Property, duly executed and notarized by Seller, vesting fee simple title in Buyer, together with releases of all Encumbrances (other than Permitted Encumbrances) on such property and in recordable form as determined by the Title Company (collectively, the “Deeds”).
               (iv) Deed of Improvements. A deed conveying all rights, title and interests in and to the improvements located at the Sun City Home, duly executed by the Company, together with releases of all Encumbrances (other than Permitted Encumbrances) on such property duly executed and notarized by the appropriate party, and in recordable form as determined by the Title Company.
               (v) Termination of Sun City Lease. A termination of the Sun City Lease, duly executed by and among Lessor, Lessee and Seller, in form and substance acceptable to Buyer.
               (vi) New Sun City Ground Lease. The New Sun City Ground Lease, duly executed by New Lessor.
               (vii) Releases of Encumbrances. Releases of liens evidencing the discharge and removal of all Encumbrances on the Purchased Assets, other than Permitted Encumbrances.
               (viii) Code § 1445 Affidavit. A certificate from each of Seller and the Company, if required, in form described in Treasury Regulation Section 1.1445-2(b)(iii)(B), certifying its compliance with Treasury Regulation Section 1.445-2(b) that, as of the Closing Date, such person is not a “foreign person” within the meaning of Section 1445.
               (ix) Delivery of Records and Contracts. All of the leases, contracts, commitments and rights of the Businesses constituting a portion of the Purchased Assets, with such assignments thereof and consents to assignment as Buyer shall deem necessary to assure Buyer of their full benefit; actual possession and operating control of the Purchased Assets and all of the records, books and other data of the Businesses, including customer lists and customer contact information.

               (x) Delivery of Pre-Need Trust Funds and Accounts. Subject to Section 6.10, all documents, deeds, endorsements, assignments or other instruments transferring and assigning all of the preneed trust accounts and funds referred to in Section 4.11, including the obtaining of Governmental Authorization and third party Consents and the substitution of trustors.
               (xi) Title Policy. The irrevocable commitment from the Title Company to issue (A) an owner’s title policy for the Perris Home, the Lake Elsinore Home, and the Hemet Home and (B) a leasehold title policy for the Sun City Home, each in an amount and form determined by Buyer.
               (xii) Opinion of Seller Counsel. An opinion of Stephens & Kray, counsel for Seller, dated the Closing Date, in substantially the form of Exhibit 3.5(a)(xii);
               (xiii) Justin Agreements. An executed counterpart of each of the Justin Employment Agreement and the Justin Non-Competition Agreement, duly executed by Justin Luyben;.
               (xiv) Luyben Sr. Agreements. An executed counterpart of the Luyben Sr. Consulting Agreement, duly executed by Seller.
               (xv) Luyben Jr. Agreements. An executed counterpart of each of the Luyben Jr. Employment Agreement and the Luyben Jr. Non-Competition Agreement, duly executed by Thaddeus M. Luyben, Jr.
               (xvi) ROFR Agreement. An executed counterpart of the Right of First Refusal and Deed Restriction Agreement in substantially the form attached hereto as Exhibit 3.5(a)(xvi) (the “ROFR Agreement”), duly executed by Seller. Other Instruments. All such other deeds, endorsements, assignments or other instruments, in form and substance reasonably satisfactory to Buyer, as shall be necessary to vest in Buyer fee simple title to the Purchased Assets.
          (b) Closing Deliveries of Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller, the following:
               (i) Payment of Purchase Price. Payment to Seller and the Company of the Purchase Price in same day funds (in U.S. dollars) by wire transfer based on wiring instructions given by Seller to Buyer at least three Business Days prior to the Closing Date.
               (ii) Bill of Sale. The General Bill of Sale, duly executed by Buyer.
               (iii) General Assignment and Assumption Instrument. The General Assignment and Assumption Instrument, duly executed by Buyer.
               (iv) New Sun City Ground Lease. The New Sun City Ground Lease, duly executed by Buyer.

               (v) Opinion of Buyer Counsel. An opinion of Greenberg Traurig, LLP, special counsel for Buyer, dated the Closing Date, in substantially the form of Exhibit 3.5(b)(vi).
               (vi) Luyben Family Agreements. An executed counterpart of each of the Luyben Sr. Consulting Agreement, the Luyben Jr. Employment Agreement, the Luyben Jr. Non-Competition Agreement, the Justin Employment Agreement, and the Justin Non-Competition Agreement, each duly executed by Carriage Funeral Holdings, Inc. or Carriage Funeral Services of California, Inc., as required.
               (vii) ROFR Agreement. An executed counterpart of the ROFR Agreement, duly execute by Buyer.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY
     Except as set forth in the disclosure schedules (the “Seller Disclosure Schedule”) delivered by Seller to Buyer prior to or concurrently with the execution of this Agreement, Seller and the Company hereby jointly and severally represent and warrant to Buyer as follows:
     4.1 Incorporation and Power.
          (a) Seller has all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which he is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
          (b) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all necessary power and authority to execute, deliver and perform the Ancillary Agreements to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. the Company is duly licensed and qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary.
     4.2 Valid and Binding Agreement. The execution and delivery by Seller of this Agreement and each Seller and the Company of the Ancillary Agreements to which it is a party, the performance by each of Seller and the Company of its obligations hereunder and thereunder and the consummation by each of Seller and the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller and the Company, as the case may be. This Agreement has been, and upon their execution, the Ancillary Agreements to which it is a party shall have been, duly executed and delivered by Seller or the Company, as the case may be, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes, and upon its execution the Ancillary Agreements to which it is a party shall constitute, legal, valid and binding obligations of Seller and the Company, as the case may be, enforceable against Party in accordance with their respective terms, subject to the Remedies Exception.

     4.3 No Conflicts and Consents. The execution, delivery and performance of this Agreement and the Ancillary Agreements by each of Seller and the Company do not and will not:
          (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of the Company;
          (b) conflict with or violate (or cause an event which would have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to such Party, or any of its assets, properties or businesses, including the Businesses;
          (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against such Party;
          (d) result in the creation of any Encumbrance upon the Facilities or any of the Purchased Assets; or
          (e) require any Governmental Authorization.
     4.4 Financial Statements.
          (a) Seller has delivered to Buyer unaudited (compiled) statements of assets, liabilities and stockholders’ equity-income tax basis of the Businesses at December 31, 2006, 2005 and 2004 and the related unaudited (compiled) statements of revenues, expenses and retained earnings and cash flows-income tax basis for the respective 12-month periods of operations of Businesses then ended, together with the footnotes thereto (the “Annual Financial Statements” or the “Financial Statements”). All of such Financial Statements are true and correct, have been prepared on an accrued income tax basis of accounting, which is a comprehensive basis of accounting other than GAAP, and are true and correct and present fairly the respective financial position, results of operations and cash flows of the Businesses at the respective dates and for the respective periods indicated.
          (b) Except as set forth in such Financial Statements, the Businesses have no, and none of their assets or properties are subject to any, Liabilities other than unsecured trade accounts, payable and accrued expenses arising in the Ordinary Course of the Business, and there is no known basis for any present or future Litigation, charge, complaint, Claim or demand against any of the assets or properties giving rise to any Liability, except Liabilities that have arisen after the date of the Financial Statements in the Ordinary Course of Business, none of which is a Liability for breach of Contract, breach of warranty, tort, infringement, Litigation or violation of Governmental Order, Governmental Authorization or Law.
          (c) Section 4.4 of the Seller Disclosure Schedule accurately sets forth for the 12-month periods ended December 31, 2006, 2005 and 2004 and for the eight months ended August 31, 2007, for each of the Businesses, the number of contracts entered into in which human remains have been prepared for final disposition or delivery, and among such contracts, the number or percentage in which disposition is by burial, cremation or other means.
     4.5 Books and Records. All books and records of the Businesses are true, correct and complete, have been maintained in accordance with sound business practice, including the maintenance of an adequate system of internal controls, and in accordance with all Laws and other requirements applicable to the Businesses.
     4.6 Absence of Certain Developments. Except as set forth on Section 4.6 of the Seller Disclosure Schedule, since August 31, 2007 the Company has operated each Business in the Ordinary Course of Business and, without limiting the foregoing, since August 31, 2007, there has not been:
          (a) any Material Adverse Effect;
          (b) any sale, lease, transfer or assignment of properties or assets (real, personal or mixed or tangible or intangible), other than sales of inventory in the Ordinary Course of Business;
          (c) any Contract (or series of related Contracts) entered into outside the Ordinary Course of Business;
          (d) any material Loss (whether or not covered by insurance) of or to the Purchased Assets;
          (e) any acceleration, suspension, termination, modification or cancellation of any Contract or permits (or series of related Contracts or permits) by any party (including Seller or the Company) outside the Ordinary Course of Business;
          (f) any Encumbrance imposed on any Purchased Assets;
          (g) any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;
          (h) any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) outside the Ordinary Course of Business or acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any Person;
          (i) any note, bond or other debt security issued, or any indebtedness created, incurred, assumed or guaranteed for borrowed money (including advances on existing credit facilities) or capitalized lease obligation;
          (j) any delay, postponement, or acceleration of any payment of accounts payable or other liabilities or the receipt of any accounts receivable, in each case outside the Ordinary Course of Business;

          (k) any cancellation, compromise, waiver or release of any right or Claim (or series of related rights or Claims);
          (l) any discharge or satisfaction of any Encumbrance or payment of any Liability, other than current liabilities paid in the Ordinary Course of Business;
          (m) to the Knowledge of Seller and the Company, any new competitor that has built, commenced to build or announced intentions to establish or build a funeral home, mortuary, crematory or cemetery in direct competition with the Businesses;
          (n) in connection with the Businesses, created, incurred or assumed any indebtedness or other material Liability, other than in the Ordinary Course of Business;
          (o) written-down any inventory or written-off of any receivable, except for write-downs and write-offs in the Ordinary Course of Business;
          (p) increased the wages, salaries, benefits or other compensation of any employee (except for customary increases based on term of service or promotion of non-salaried employees or other increases in the ordinary course of business);
          (q) made or changed any express or deemed election for Tax purposes or any offer to settle or compromise or any settlement or compromise of any liability with respect to Taxes;
          (r) any change in accounting principles or practices from those utilized in the preparation of the Financial Statements; and
          (s) any Contract to take any of the actions described in this Section 4.6.
     4.7 Inventory; Accounts Receivable. All inventories of the Businesses are saleable or usable in the Ordinary Course of Business at usual and customary prices, subject to normal returns and markdowns consistent with past practice. All accounts receivable of the Businesses are valid and legally enforceable obligations of the account parties and are not subject to any Claim of offset or deduction. At the Closing, Seller shall deliver to Buyer lists, certified by them to be complete and correct, of all of the inventory and accounts receivable of each of the Businesses as of the Closing Date.
     4.8 Tax Matters.
          (a) Each of the Company and Seller (i) has filed (or there has been filed on its behalf) with the appropriate Governmental Entity all Tax Returns required to be filed, and all such Tax Returns are true and correct and (ii) has paid all Taxes due and payable.
          (b) There are no outstanding waivers in writing or comparable consents regarding the application of any statute of limitations in respect of Taxes of the Businesses.

          (c) There is no Claim or assessment pending or proposed in writing with respect to Taxes of the Businesses, and no facts exist that would constitute grounds for any such actions.
          (d) There are no Encumbrances for Taxes upon the assets or the properties, except for Encumbrances relating to current Taxes not yet due.
          (e) All Taxes that Seller or the Company is required by Law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Businesses in accordance with GAAP.
          (f) True and correct copies of Tax Returns filed by Seller and Seller, as the case may be, for each of the last three years have been furnished to Buyer.
     4.9 Intellectual Property. Section 4.9 of the Seller Disclosure Schedule sets forth, for the Intellectual Property owned by the Businesses and included in the Purchased Assets, a complete and accurate list of all material U.S. and foreign:
          (a) patented or registered Intellectual Property Rights;
          (b) pending patent applications and applications for other registrations of Intellectual Property Rights filed by or on behalf of the Businesses;
          (c) material licenses and other rights granted by Seller or the Company to any third party with respect to any Intellectual Property Rights; and
          (d) all material licenses and other rights granted by any third party to the Businesses with respect to any Intellectual Property Rights. To the Knowledge of Seller and the Company, each of the Businesses owns and possesses or has the right to use, pursuant to a valid and enforceable license, all Intellectual Property Rights necessary for the operation of the Businesses as presently conducted, free and clear of all Encumbrances. Neither Business is charged with infringement or misappropriation of any Intellectual Property Rights of any other Person, nor, to Seller’s and the Company’s Knowledge, has any Person infringed upon, misappropriated or conflicted with any Intellectual Property Rights owned by Seller or the Company and used in the Businesses.
     4.10 Contracts.
          (a) Section 4.10 of the Seller Disclosure Schedule sets forth a complete description of:
               (i) all Contracts evidencing any money borrowed by the Businesses or the creation or existence of any Encumbrance against any of the Purchased Assets of the Businesses, and all Contracts relating to any debt secured in whole or in part by any such Encumbrances;

               (ii) all collective bargaining agreements, employment contracts, noncompetition agreements and other Contracts relating to any present or former owners or employees of the Businesses;
               (iii) all Contracts involving the sharing of profits involving Seller, the Company or any of the Businesses;
               (iv) all (i) Contracts for capital expenditures for the Businesses involving obligations aggregating in excess of $4,000; (ii) Contracts under which personal property is leased by the Businesses and which are not cancelable by either party thereto without penalty upon notice of 30 days or less or pursuant to which rentals exceed $1,000 per annum or $4,000 in the aggregate; or (iii) Contracts of the Businesses that do not terminate or are not terminable by the Businesses upon notice of 30 days or less or which involves an obligation on its part in excess of $1,000 per annum or $4,000 in the aggregate; and
               (v) all other Contracts of the Businesses entered into outside the Ordinary Course of Business.
          (b) Each Contract required to be described in Section 4.10 of the Seller Disclosure Schedule is a “Material Contract”. Each Material Contract is valid and binding, currently in force and enforceable in accordance with its terms, subject to the Remedies Exception. Seller or the Company, as the case may be, has performed all obligations required to be performed by it in connection with each Material Contract. Neither Seller nor the Company has received any notice of any Claims of default under or termination of any Material Contract. Neither Seller nor the Company has any present expectation or intention of not fully performing any obligation pursuant to any Material Contract, and there is no breach, anticipated breach or default by any other party to any Material Contract. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material terms of any Material Contract, and no Person has made written demand for such renegotiation. A true and correct copy of each document listed on Section 4.10 of the Seller Disclosure Schedule has been made available to Buyer by Seller.
     4.11 Preneed Contracts and Trust Accounts.
          (a) Section 4.11 of the Seller Disclosure Schedule accurately lists:
               (i) all preneed agreements of each of the Businesses, including contract number, customer name, sale date, contract price and other data normally included in the Company’s internal records in a compilation of preneed agreements;
               (ii) a list of all insurance policies used to fund preneed agreements, including policy number, insured and owner names, issue date, current and face amount of insurance, and other data normally included in the Company’s internal records in a compilation of insurance policies (and for each carrier providing such insurance benefits, the contact information for the carrier, including contact person, address and phone number); and
               (iii) a list and summary of each trust account relating to the Businesses, with information including (A) name of such trust account, (B) type of such trust account, (C)

trustee of such trust account, (D) trustor of such trust account, (E) date of the controlling trust agreement for such account, (F) account number(s) for such trust account, (G) tax identification number for such trust account, (G) balance of each trust account (at cost and market value) [and (H) the amounts of such trust account allocated to (1) service and other items and (2) merchandise]. Seller has separately provided to Buyer true and complete copies of the trust agreements for such trusts, as amended and currently in effect; and copies of the following as of the most recent date available (but in no event older than 45 days) and for each of 2005 and 2006: bank statements or other periodic report of the trustee for each trust, Tax Returns, and the audit or other reports furnished to or prepared by the state regulatory agency which oversees such trusts, and all work papers supporting such reports.
               (iv) a trust detail report that itemizes by each trust agreement for the trust accounts set forth in Section 4.11 of the Seller Disclosure Schedule information including (A) principal amount for such trust account, (B) income and earnings for such trust account, (C) withdrawals from such trust account and (D) total contract liability with respect to such trust account.
          (b) All preneed agreements required to be listed on Section 4.11 of the Seller Disclosure Schedule:
               (i) have been entered into in the Ordinary Course of Business at regular retail prices, or pursuant to a sales promotion program, solely for use by the named customers and members of their families on terms not more favorable than shown on the specimen contracts which have been delivered to Buyer;
               (ii) are subject to the rules and regulations of the Businesses as now in force (copies of which have been delivered to Buyer); and
               (iii) are in full force and effect, subject to no offsets, claims or waivers, and neither the Company nor such customer is in default thereunder. All funds received by the Company under preneed agreements have been deposited in the appropriate accounts and are fully funded, administered and reported in accordance with the terms thereof and as required by applicable Laws. The aggregate market value of such preneed accounts, trusts and other deposits is equal to or greater than the aggregate preneed Liability related thereto. The services heretofore provided by the Businesses have been rendered in a professional and competent manner consistent with prevailing professional standards, practices and customs.
          (c) Seller or the Company, as the case may be, has all rights as trustor of each trust account listed in Section 4.11 of the Seller Disclosure Schedule and under each trust agreement related to each such trust accounts.
     4.12 Litigation. No Litigation is pending or, to the Knowledge of Seller or the Company, threatened by or against Seller or the Company or otherwise affecting the Businesses, or any of the Purchased Assets, at Law or in equity or before or by any Governmental Entity. The Company is not subject to, and its assets and properties are not affected by, any continuing Governmental Order nor is the Company in default with respect to any Governmental Order.

     4.13 Insurance and Claims. The Company maintains such policies of insurance in such amounts, and which insure against such losses and risks, as are generally maintained for comparable businesses and properties. There are no currently pending Claims under any such policies, and no insurer has denied any material Claim of the Company under any policy of insurance within the preceding three years. Valid policies for such insurance will be outstanding and duly in force at all times prior to the Closing.
     4.14 Governmental Authorizations. Section 4.14 of the Seller Disclosure Schedule lists all Governmental Authorizations currently held by or issued to the Company, and by each employee of the Company in connection with the Businesses which are all that are necessary or appropriate for the operation of the Businesses. All such items are in full force and effect, and the Company has complied in all material respects with all Governmental Authorizations applicable to it.
     4.15 Compliance with Laws. The Company has complied in all material respects with all applicable Laws and Governmental Orders (including all occupational safety and health rules, regulations and Laws, and Laws and regulations applicable to preneed contracts and trust accounts, including the so-called “FTC Funeral Rule”). The Company is not relying on any exemption from or deferral of any Law, Governmental Order or Governmental Authorization that would not be available to the Buyer after the Closing.
     4.16 Environmental Matters.
          (a) Each of Seller and the Company is not in violation of any Environmental Laws and/or Environmental Permits, which violation would have a Material Adverse Effect. The Businesses possesses all Environmental Permits that are required for the operation of business, where the failure to possess such Environmental Permits would have a Material Adverse Effect, and is in compliance with the provisions of all such Environmental Permits, except where the failure to so comply would not have a Material Adverse Effect. A copy of any notice, citation, inquiry or compliant which Seller or the Company has received in the past three years of any alleged violation of any Environmental Law or Environmental Permit is contained in Section 4.16 of the Seller Disclosure Schedule.
          (b) Neither Seller nor the Company has received any notice, report or other information regarding any Liabilities relating to the Businesses or any of the Real Property arising under Environmental Laws.
          (c) None of the following exists on any portion of the Real Property:
               (i) underground storage tank or surface impoundments;
               (ii) asbestos-containing material in any form or condition; or
               (iii) materials or equipment containing polychlorinated biphenyls.
          (d) Neither Seller nor the Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including any Hazardous Materials, or owned or operated any facility or property, so as to give rise to liabilities for response costs, natural resource damages or attorneys fees pursuant to CERCLA or similar state Environmental Laws, except for formaldehyde and other chemicals used in the Ordinary Course of Business, which the Company has obtained, used, stored, handled and disposed of in accordance with all Environmental Laws. Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of any governmental authority or third parties, pursuant to any so-called “transaction-triggered” or “responsible property transfer” Environmental Laws. Without limiting the foregoing, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company will prevent, hinder or limit continued compliance with Environmental Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Laws, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of whether asserted) pursuant to Environmental Laws, including any relating to onsite or offsite Releases or threatened Releases of Hazardous Materials, substances or wastes, personal injury, property damage or natural resource damage.
     4.17 Employees. Section 4.17 of the Seller Disclosure Schedule correctly and completely lists (a) the names and annual or hourly rates of salary and other compensation of all the employees and agents of the Businesses, and (b) the outstanding balance of and method for calculating employee reserves and residuals. There are not any pending, or to the Knowledge of Seller or the Company, threatened against the Businesses general labor disputes, strikes or concerted work stoppages, and there are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association with respect to any employees of the Businesses. Neither the Company nor Seller has Knowledge of the existence of any serious health condition of any key management personnel of the Businesses that might impair any such Person’s ability to carry on the essential functions of his or her position into the foreseeable future after the Closing. The relations between the Company, Seller and the employees of the Businesses are good. Neither the Company, Seller nor the Businesses have made any loans (except advances against accrued salaries or for business travel, lodging or other expenses in the Ordinary Course of Business) to any employee of the Businesses.
     4.18 Employee Benefit Plans. Section 4.18 of the Seller Disclosure Schedule lists all plans, contracts, commitments, programs and policies (including pension, profit sharing, thrift, bonus, deferred compensation, severance, retirement, disability, medical, life, dental and accidental insurance, vacation, sick leave, death benefit and other similar employee benefit plans and policies) providing benefits to any employee or former employee of the Businesses (collectively, the “Plans”). Seller has delivered to Buyer true and correct copies of all documents embodying the Plans. All obligations of the Company under the Plans have been fully paid or fully funded in accordance with applicable Law. No Plan constitutes a defined benefit plan or defined contribution plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
     4.19 Title to and Status of Purchased Assets. All of the property, rights and assets, real and personal or mixed, tangible and intangible, necessary for the operation of the Businesses, including the Real Property, Intellectual Property Rights and Tangible Personal Property, as and to the extent to which it is presently conducted and contemplated to be conducted by Buyer, are owned or validly leased by Businesses. The consummation of the transactions contemplated by this Agreement will not impair Buyer’s ability to so operate the Businesses, except for such impairment or impairments as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and/or Seller is in actual possession and control of all assets, rights and properties owned or leased by it that are required in the operation of the Businesses. Seller has good and marketable fee simple title to the Perris Home, the Lake Elsinore Home, and the Hemet Home, free and clear of all Encumbrances except for Permitted Encumbrances. Seller has a valid leasehold interest in the Sun City Home, free and clear of all Encumbrances except for Permitted Encumbrances. Seller and/or the Company have good and valid title to all other assets and rights of the Businesses, free and clear of all Encumbrances other than Permitted Encumbrances.
     4.20 Real Property.Section 4.20 of the Seller Disclosure Schedule sets forth a legal description of all parcels of real property (collectively, the “Real Property”), and also briefly describes each building and major structure and improvement thereon that comprise the Facilities. No Person other than the Company or Seller has any interest in, or other right to occupy any portion of, the Real Property. The Real Property is the only interest in real property required for the conduct of the business of the Businesses as presently conducted. None of the buildings, structures and improvements located on the Real Property, or the operation or maintenance thereof as now operated or maintained, contravenes any zoning ordinance, set back, or Law, or Environmental Laws, the effect of which would interfere with or prevent their continued use for the purposes for which they are now being used. There is not pending nor, to the Knowledge of Seller or the Company, threatened any proceeding for the taking or condemnation of the Real Property or any portion thereof. All bills, taxes and other payments due with respect to the Company’s or Seller’s, as the case may be, operation and maintenance of the Real Property are paid, and no Encumbrances or other claims for the same have been filed or asserted against any part of the Real Property. The Real Property has physical and legal access to an open and publicly dedicated street. No portion of the Real Property is located within an area that has been designated by the Federal Insurance Administration, the Army Corp of Engineers, or any other governmental agency or body as being subject to special flooding hazards.
     4.21 Tangible Personal Property. Section 4.21 of the Seller Disclosure Schedule lists all equipment, motor vehicles and other tangible personal property owned or leased by Seller and/or the Company and principally related to, or principally used in or necessary for the conduct of the Businesses, including all vehicles, office furniture, and operating and other supplies, tools, repair parts and spare parts located at the Businesses (collectively, “Tangible Personal Property”).
     4.22 Availability of Documents. Seller has delivered or made available to Buyer correct and complete copies of the items referred to in the Disclosure Schedule or in this Agreement (and in the case of any items not in written form, a written description thereof).
     4.23 Finders. Neither Seller nor the Company is a party to or in any way obligated under any Contract or other agreement, and there are no outstanding Claims against it, for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement.

     4.24 Full Disclosure. The representations and warranties made by Seller and the Company hereunder or in any Schedules or certificates furnished to Buyer pursuant hereto do not and will not contain any untrue statement of a fact or omit to state a fact required to be stated herein or therein or necessary to make the representations or warranties herein or therein, in light of the circumstances in which they are made.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Seller and the Company as follows:
     5.1 Incorporation; Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will become a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
     5.2 Valid and Binding Agreement. The execution and delivery of this Agreement and the Ancillary Agreements by Buyer, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been, and upon their execution, the Ancillary Agreements shall have been, duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller and the Company) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the Remedies Exception.
     5.3 No Conflict and Consents. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it will become a party by Buyer will not:
          (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of Buyer;
          (b) conflict with or violate any Law or Governmental Order applicable to Buyer;
          (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Buyer; or
          (d) require any Governmental Authorization.
     5.4 Finders. Buyer is not a party to or in any way obligated under any Contract or other agreement, and there are no outstanding Claims against it, for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement.
     5.5 Full Disclosure. The representations and warranties made by Buyer hereunder or in any certificates furnished to Seller and the Company pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the representations or warranties herein or therein, in light of the circumstances in which they are made.
ARTICLE VI.
COVENANTS OF SELLER, THE COMPANY AND BUYER
     6.1 Conduct of the Business. From the date of this Agreement to the Closing Date, (a) the Businesses shall be operated only in the Ordinary Course of Business and in accordance with applicable Law and (b) each of the Company and Seller shall use its best efforts to preserve the Goodwill of the Businesses, keep available the services of the employees and maintain satisfactory relationships with vendors, customers or others having business relationships with the Businesses. In particular, without the prior written consent of Buyer, Seller shall not, and shall cause the Company to not:
               (i) (A) modify, amend, cancel or terminate any contract in respect of the Businesses to which Seller or any of its Affiliates is a party, other than in the Ordinary Course of Business, except that notwithstanding the foregoing in no event shall Seller or any of its Affiliates be permitted to modify, amend, cancel or terminate any of the Material Contracts or (B) enter into any Contract that would have been a Material Contract if such Contract had been in effect on the date of this Agreement, except that Seller or the Company may enter into Contracts with vendors or customers in the Ordinary Course of Business;
               (ii) (A) sell, transfer or otherwise dispose of any Purchased Assets, other than inventory in the Ordinary Course of Business or (B) create, incur or assume any new Encumbrance, other than a Permitted Encumbrance, on the Purchased Assets;
               (iii) (A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock or (B) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or other securities;
               (iv) make any capital expenditure in excess of $4,000 or make capital expenditures in the aggregate in excess of $4,000; provided, however, that any capital expenditures in excess of $4,000 or in the aggregate in excess of $4,000 for structural improvements to the Facilities shall require the prior approval of Buyer;
               (v) enter into any Contract or other commitment that, individually or in the aggregate, constitutes an Assumed Liability involving aggregate payments in excess of $4,000 or that has a term of, or requires the performance of any obligations by Seller or any of its Affiliates over a period in excess of, one year, or incur any indebtedness for money borrowed that would constitute an Assumed Liability;

               (vi) change any of its methods of accounting other than changes required by GAAP;
               (vii) waive, cancel or compromise any material right or claim of Seller or any of its Affiliates in respect of the Purchased Assets or the Businesses;
               (viii) cancel or permit any insurance to lapse or terminate, unless renewed or replaced by like coverage;
               (ix) commit any act or permit the occurrence of any event or the existence of any condition of the type described in Section 4.6;
               (x) hire, fire, reassign or make any other change in key personnel of the Businesses, or increase the rate of compensation of or declare or pay any bonuses to any employee in excess of that listed on Section 4.18 of the Seller Disclosure Schedule;
               (xi) take any other action that would cause any of the representations and warranties made in Article IV hereof not to be true and correct in all material respects, on and as of the Closing Date, with the same force and effect as if the same had been made on and as of the Closing Date; and
               (xii) enter into any commitment to take any of the actions prohibited by any of the foregoing clauses.
     6.2 Notice of Developments. Seller shall notify Buyer of any emergency or other change in the Ordinary Course of Business of the Businesses or the commencement or threat of Litigation. Seller shall promptly notify Buyer in writing if he or the Company should discover that any representation or warranty made by either him or the Company in this Agreement was made, or has subsequently become, untrue in any respect. No disclosure pursuant to this Section 6.2 will be deemed to amend or supplement the Seller Disclosure Schedule or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement.
     6.3 Access to Information.
          (a) Upon reasonable advance notice, Seller and the Company shall afford the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period prior to the Closing, to all of the properties, Real Property, books, Contracts, commitments, records, officers, employees, accountants and counsel and other representatives during such period. Seller and the Company shall make available to Buyer all information concerning each of the Businesses, properties and personnel as Buyer may reasonably request. Neither Seller nor the Company shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any Law, rule, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b) After the Closing Date, each of Seller and the Company will afford to Buyer, its officers, employees, accountants, counsel and other representatives, during normal business hours, upon reasonable request, reasonable access to the books and records of Seller or the Company, as the case may be, pertaining to the Businesses to the extent that such access may be requested at no cost to Seller or the Company for a legitimate business purpose. Any information provided in accordance with terms of this Section 6.5 will be subject to the terms of a confidentiality agreement with terms substantially similar to terms of the confidentiality provisions in the Luyben Sr. Consulting Agreement.
     6.4 No Shop. For so long as this Agreement remains in effect, neither Seller nor the Company shall, and shall not cause any other Person to, directly or indirectly, enter into any Contracts, or initiate, solicit or encourage any offers, proposals or expressions of interest, or otherwise hold any discussions with any potential buyers, investment bankers or finders, with respect to the possible sale or other disposition of all or any portion of the assets, rights and properties of the Businesses, the sale of all or a controlling interest in the stock of the Company, or the merger or consolidation of the Company, other than to or with Buyer. If Seller or the Company receives from any third party any inquiry regarding such a transaction, Seller shall promptly notify Buyer.
     6.5 Employee Training; Systems Installation. To help prepare for and facilitate the transition of the Businesses to Buyer’s ownership at and following the Closing, Buyer intends, prior to Closing, to begin providing certain training to select employees of the Businesses and to begin installation of certain of Buyer’s management information systems. Seller agrees to, and agrees to cause the Company to, cooperate in Buyer’s efforts in providing such training and installation. All training modules and all such systems shall remain the sole and exclusive property of Buyer, but Buyer’s training and installation shall be at its sole cost, expense and risk. Neither Seller nor the Company shall be required to incur any out-of-pocket expenses in connection with such training and installation, and neither the Company nor Seller makes any representation or warranty whatsoever regarding the compatibility of each Business’s system with those of Buyer. If this Agreement is terminated for any reason, Buyer will be entitled to remove, at its sole cost, expense and risk, all training modules and systems so provided or installed by it.
     6.6 Non-Competition. If the Closing occurs, the Company agrees that it shall not, directly or indirectly, for a period commencing on the Closing Date and ending 10 years thereafter, do any of the following:
          (a) engage, as principal, agent, trustee or through the agency of any entity, anywhere within a 50-mile radius of any of the Facilities (the “Territory”), in the funeral, mortuary, crematory, burial insurance, cemetery or any related line of business (the “Restricted Business”);
          (b) own or hold any beneficial interest in one percent or more of the voting securities in any entity which conducts its operations, in whole or in part, in the Restricted Business within the Territory;

          (c) become an employee of or consultant to, or otherwise serve in any similar capacity with, any corporation, partnership or other business entity that conducts its business, in whole or in part, in the Restricted Business within the Territory;
          (d) cause or induce any present or future employee of Buyer or any of its Affiliates to leave the employ of Buyer or any such Affiliate to accept employment with the Company or with any Person with which the Company may be or become affiliated; or
          (e) make any public statements recommending the use of any competitor of Buyer or criticizing Buyer or its business, operations, practices or policies, or otherwise knowingly or intentionally do or say any act or thing which will or may impair, damage or destroy the goodwill of Buyer within the Territory.
          (f) Without limiting the generality of the foregoing, the Company shall be deemed directly or indirectly engaged in the Restricted Business if the Company:
               (i) acts as a funeral director for any funeral establishment within the Territory;
               (ii) engages in the sale or marketing of preneed contracts for services to be performed or merchandise to be sold within the Territory;
               (iii) promotes or finances (by loan, guaranty or otherwise) any family member or Affiliate to operate a Restricted Business or engage in any of the foregoing activities within the Territory;
               (iv) direct or indirect use or disclosure of Protected Information (as defined in the Luyben Sr. Consulting Agreement) related to the Restricted Business; or
               (v) lends or licenses its name or likeness to any Restricted Business within the Territory, with or without compensation.
          (g) Reformation. The above covenants shall not be held invalid or unenforceable because of the scope of the Territory or actions subject thereto or restricted thereby, or the period of time within which such covenants are operative; but any judgment of a court of competent jurisdiction may define the maximum territory and actions subject to and restricted thereby and the period of time during which such covenants are enforceable.
          (h) Remedies. Each of the Company, Seller and Buyer agree that Buyer shall have all available legal and equitable remedies and rights, and the specific inclusion of any remedy in this Agreement shall not constitute a whole or partial election or waiver of any other available remedy or right. The Company agrees that a violation of the terms, provisions, covered obligations, duties and conditions described in this Section 6.6 will give rise to Buyer’s or its Affiliate’s causes of action (including breach of the Employment Agreement) against Seller and the Company for, among other relief, issuance of injunctive relief, issuance of a temporary restraining order, specific performance, recovery of damages, and recovery of Buyer’s costs, attorney’s fees, and expert witness fees. The Company further agrees that it is difficult to calculate the amount and extent of any damages caused by such a violation and such a violation threatens to injure or actually does injure Buyer and the Businesses. The Company agrees that Buyer shall have the non-exclusive right to apply for and to receive a temporary restraining order, a temporary or preliminary and a permanent injunction to enforce the terms, provisions, covenants, obligations, duties and conditions described in this Section 6.6. The Company further agrees that Buyer, in applying for or receiving any restraining order or injunctive relief, need only post, and shall only be required to post, a bond of not more than $1,000.00. In addition, the ten-year term of this Section 6.6 shall be extended by the period of time during which the Company is in material breach hereof as determined by a court of competent jurisdiction.
          (i) Representations. Each of Seller and the Company represents and warrants to and agrees with Buyer that (i) it understands that the foregoing restrictions are being made incident to and as a condition of the purchase and sale of the Purchased Assets hereunder, and that such covenants are necessary in order to protect the Businesses and Goodwill being acquired thereby; (ii) such covenants are not oppressive to the Company in any respect; and (iii) the consideration for such restrictions is included in the Purchase Price, which consideration each of the Company and Seller acknowledges is fair and adequate for the giving of the covenants herein and for which each of the Company and Seller acknowledges a direct and valuable benefit.
          (j) Purchase Price Allocation. The Parties agree to allocate $50,000.00 of the Purchase Price paid to the Company to certain of the covenants of the Company set forth in Section 6.6. Such allocation is not intended to be a measure of the amount or range of damages that Buyer may suffer or recover as a result of any breach of the foregoing covenants, and each of Seller and the Company acknowledges that in case of any such breach, Buyer shall be entitled to seek in excess of such amount as it may otherwise be able to demonstrate itself justly entitled to.
     6.7 Employee Matters. On the Closing Date, Buyer may (but shall not be required to) offer employment to each employee of the Businesses listed on Schedule 4.18. Each such employee so offered employment who accepts shall, effective as of the Closing Date, cease to be an employee of the Company and shall thereupon become an employee of Buyer. The Company shall be responsible for satisfying all claims, if any, of such employees as to health benefits, workers compensation claims, termination and severance benefits, and any withdrawal liability and vested rights under any pension or profit sharing plans, all arising and accrued through the Closing Date, and in no event shall Buyer have any liability or responsibility in respect thereof.
     6.8 Further Assurances. Each of Seller and the Company shall from time to time after the Closing, without further consideration, execute and deliver such instruments and documents, and shall take such other action as Buyer may reasonably request to more effectively carry out the provisions of this Agreement.
     6.9 Post-Closing Access. After the Closing Date, Buyer will afford to Seller and Seller’s accountants, counsel and other representatives, during normal business hours, upon reasonable request, reasonable access to the books and records of Buyer pertaining to the Businesses to the extent that such access may be requested at no cost to Buyer for a legitimate business purpose. Any information provided in accordance with terms of this Section 6.9 will be subject to the terms of a confidentiality agreement with terms substantially similar to the confidentiality provisions set forth in the Luyben Sr. Consulting Agreement.

     6.10 Buyer’s Trustee and Preneed Trust Funds. Prior to the Closing, to the extent permitted by applicable Law, Seller shall have directed all trustees of the trust accounts set forth on Section 4.11 of the Seller Disclosure Schedule to liquidate any and all marketable securities and other assets, and to retain trust assets in cash and cash equivalents only.
     6.11 Unique Preneed Merchandise. If any preneed Contracts call for the delivery of products not available to Buyer because of exclusivity arrangements with the Company or its Affiliates, the Company will make arrangements with Buyer to enable Buyer to purchase that merchandise, either from the Company or directly from the Company’s vendor, to enable Buyer to fulfill those preneed Contracts, at prevailing commercial prices and terms.
     6.12 Litigation . During the period from the date of this Agreement to the Closing, each of the Company, Seller and Buyer shall promptly notify the other upon learning of any claims or actions threatened or commenced against such party or any of its Affiliates (including any Claims filed against any parcel of Real Property) that would have a material adverse effect on the ability of such Party or any of their respective Affiliates (as the case may be) to consummate the transactions contemplated by this Agreement.
ARTICLE VII.
OTHER COVENANTS
     7.1 Efforts.
          (a) Without prejudice to Section 7.2, each of the Parties agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby and to cooperate with the other Party in connection with the foregoing, including using its commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to the Contracts; (ii) to obtain all Consents that are required to be obtained under any applicable Law; (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement; (iv) to effect all registrations and filings, if any, necessary to consummate the transactions contemplated hereby; and (v) to fulfill all conditions to the Closing (including those conditions set forth in Article VIII).
          (b) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract or Governmental Authorization that would otherwise be a Purchased Asset (the “Assigned Contracts”) if an attempted assignment thereof, without the Consent of another party thereto or any Governmental Entity, would constitute a breach of any such Assigned Contracts or in any way violate any applicable Law or other legal requirement of any Governmental Entity, and such Consent is not obtained prior to the Closing.
          (c) If, with respect to an Assigned Contract, such Consents are not obtained, or if an attempted assignment would be ineffective, the beneficial interest in and to such Assigned Contracts shall in any event pass to Buyer at the Closing, and each of Seller and the

Company shall use commercially reasonable efforts to provide to Buyer all of Seller’s or the Company’s, as the case may be, entire interest in the benefits under any such Assigned Contract. Each of Seller and the Company shall exercise or exploit its rights and options under any such Assigned Contract (including the right to elect to terminate such Assigned Contract in accordance with the terms thereof) only as directed by Buyer. If Buyer receives an economic benefit under any such Assigned Contract, Buyer shall accept the burdens and perform the obligations under such Assigned Contract as subcontractor of Seller or the Company, as the case may be, to the extent of the benefit received, and to the extent such burdens and obligations would have constituted an Assumed Liability if such Assigned Contract had been transferred to Buyer at the Closing. Furthermore, if the other party(ies) to such an Assigned Contract subsequently consent to the assignment of such contract to Buyer, Buyer shall thereupon agree to assume and perform all liabilities and the obligations arising thereunder after the date of such consent, at which time such Assigned Contract shall be deemed a Purchased Asset, without the payment of further consideration, and the obligations so assumed thereunder shall be deemed Assumed Liabilities.
          (d) The Parties further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement, to use commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be; provided, however, that the foregoing shall not be deemed to require the parties to accept or agree to any requirement to divest or hold separate or in trust (or the imposition of any other condition or restriction with respect to) any assets or operations of such Party or the Businesses.
     7.2 Further Assurances.
          (a) Each of the Parties agrees to execute and deliver such instruments, and take such other actions, as may reasonably be required whether prior to, at or following the Closing, to (i) carry out the terms of this Agreement and the other documents contemplated hereby and (ii) consummate the transactions contemplated by this Agreement and the other documents contemplated by this Agreement.
          (b) In the event that, following the Closing, the Parties discover that one or more of the Purchased Assets or Assumed Liabilities was not transferred to, or assumed by, as the case may be, Buyer hereunder, each of the Company, Buyer and Seller agree to use their commercially reasonable efforts to cause such Purchased Assets to be transferred to Buyer or Assumed Liability to be assumed by Buyer, as the case may be, pursuant to the terms of this Agreement.
          (c) Tax Parcel ID. Each of the Parties agrees to execute and deliver such instruments, and to take such other actions, as may reasonably be required, to cause the proper Governmental Entity to provide a new tax parcel identification number for each of Lot 1 and Lot 2 on the Perris Home, which lots are currently both identified under the current tax parcel identification number 313-132-043.

ARTICLE VIII.
CONDITIONS TO CLOSING
     8.1 Conditions to Obligation of Each Party to Close . The respective obligations of each Party to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:
          (a) no preliminary or permanent injunction or other Governmental Order shall have become effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby;
          (b) all Consents of other Persons and Governmental Entities to the transactions contemplated by this Agreement shall have been obtained;
          (c) a termination of the Sun City Lease shall have been delivered in accordance with the provisions of Article III; and
          (d) the New Sun City Ground Lease shall have been delivered in accordance with the provisions of Article III.
     8.2 Conditions to Buyer’s Obligation to Close . Buyer’s obligation to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions (it being understood and agreed that no such waiver of any condition set forth herein shall constitute a waiver of any rights or remedies that Buyer may have under this Agreement with respect to the facts and circumstances giving rise to the failure of such condition to be satisfied):
          (a) Representations and Warranties True. (i) The representations and warranties of Seller and the Company set forth in Section 4.19 shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of Seller and the Company set forth in this Agreement (other than the representations and warranties set forth in Section 4.19 of this Agreement) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (ii), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect; and provided further, however, that, for purposes of this clause (ii), such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent or would reasonably be expected to represent a Material Adverse Effect.
          (b) Covenants. The covenants and agreements of each of Seller and the Company to be performed on or prior to the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

          (c) Certificate of Officer. Buyer shall have received a certificate dated the Closing Date and duly executed by Seller, certifying as to the satisfaction of the conditions set forth in Sections 8.2(a) and 8.2(b) herein.
          (d) No Loss or Damage. After the date of this Agreement, there shall not have occurred a Material Adverse Effect. In the event of any Loss to any substantial portion of the assets, rights or properties of Seller or the Company, Seller shall promptly inform Buyer, and each of the Company and Seller shall be allowed a reasonable time thereafter (not to exceed 60 days after the Outside Closing Date) within which to repair or replace such Loss. Neither the Company nor Seller, however, shall be under any obligation to repair or replace such Loss. In the event neither the Company nor Seller promptly begins such repair or replacement or does not complete such repair or replacement within said 60-day period, Buyer may (in its sole discretion) either (i) complete the sale contemplated by this Agreement (with such assets or property in their damaged condition) and receive an assignment of the Company’s or Seller’s insurance claim or claims, as the case may be, relating to such loss or damage, or (ii) terminate this Agreement without any obligation to pay any amounts to Seller or the Company
          (e) Approval by Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto, and all other related legal matters shall have been approved by counsel for Buyer, and such counsel shall have been furnished with such certified copies of actions and proceedings and other instruments and documents as they shall have been reasonably requested.
          (f) Pre-Acquisition Review. Buyer and its representatives shall have completed a pre-acquisition review of the financial information, books and records, and properties and assets of the Businesses (including the Real Property) and shall have discovered no change in the Business, assets, operations, financial condition or prospects of the Businesses that could, in the sole determination of Buyer, have Material Adverse Effect.
          (g) Environmental, OSHA and Structural Reports. There shall have been conducted, at Buyer’s expense, (i) a Phase I (and, if deemed necessary by Buyer, a Phase II) environmental inspection of the Businesses and the Real Property by an environmental consulting firm selected by Buyer, (ii) a health and safety inspection of the Businesses by a Person (who may be an employee of Buyer) or firm selected by Buyer and who is qualified and experienced in such matters in the funeral industry, and (iii) a structural inspection of the Businesses by an engineering firm selected by Buyer. If any remedial or corrective actions are recommended as a result of such inspections, then the cost thereof in an amount not to exceed $25,000 in the aggregate shall be deducted from the Purchase Price; if the cost of such actions exceeds $25,000, then Buyer may (in its sole discretion) either (x) proceed with Closing and deduct $25,000 from the Purchase Price, or (y) terminate this Agreement without any obligation to pay any amounts to Seller or the Company. In any event, it shall be a condition to Buyer’s obligations under this Agreement that the results of the reports of such firms or Persons shall be satisfactory to Buyer in its sole discretion.
          (h) Title Insurance. Buyer shall have received a current owner’s policy of title insurance issued to Buyer insuring its fee simple ownership interest (or valid leasehold interest with respect to the Sun City Home with adequate legal access) in each parcel of Real

Property. Such policies shall have been issued in an agreed-upon amount by Chicago Title Insurance Company or another title company reasonably acceptable to the parties (the “Title Company”) and shall be subject only to Permitted Encumbrances; provided, however, that such policy shall have deleted any exceptions regarding restrictions or be limited to restrictions that are Permitted Encumbrances, any standard exceptions pertaining to discrepancies, conflicts or shortages in area shall be deleted except for “shortages in area”, and any standard exceptions for taxes shall be limited to subsequent years.
          (i) Survey. Buyer shall have received an ALTA/ACSM survey prepared by a licensed surveyor approved by Buyer and acceptable to the Title Company, with respect to each parcel of the Real Property and the Sun City Home, which survey shall comply with any applicable standards under California law, be properly certified to Buyer and its successors and/or assigns and the Title Company, be sufficient for Title Company to delete any survey exception contained in the owner’s policy of title insurance referred to in Section 8.2(h), and otherwise be in form and content acceptable to Buyer.
          (j) Lien Releases. The holders of any Encumbrances against any of the assets, rights and properties of the Businesses and/or Real Property shall have executed and delivered written releases of such Encumbrances, all in recordable form and otherwise acceptable to Buyer or the Title Company.
          (k) Other Management Arrangements. Seller shall have identified to Buyer such personnel of the Businesses as may be key to the continued effective management and operation of the Businesses after the Closing, and Buyer shall have entered into mutually satisfactory arrangements regarding the continued employment of such personnel at the Businesses following the Closing.
          (l) Closing Deliveries. Buyer shall have received the documents referred to in Section 3.5.
     8.3 Conditions to the Company’s or Seller’s Obligation to Close. Each of Seller’s and the Company’s obligation to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions (it being understood and agreed that no such waiver of any condition set forth herein shall constitute a waiver of any rights or remedies that Buyer may have under this Agreement with respect to the facts and circumstances giving rise to the failure of such condition to be satisfied):
          (a) Representations and Warranties True. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct, as of the Closing Date (except to the extent such representation and warranty speaks as of an earlier date), as though made on and as of the Closing Date, except where the failure to be so true and correct would not, individually or in the aggregate, have or be reasonably likely to have a material adverse effect on Buyer’s ability to effect the transactions contemplated herein.

          (b) Covenants. The covenants and agreements of Buyer to be performed on or prior to the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.
          (c) Certificate of Officer. Seller and the Company shall have received a certificate dated the Closing Date and executed on behalf of Buyer, certifying as to the matters specified in
Sections 8.3(a) and 8.3(b).
          (d) Closing Deliveries. Each of Seller and the Company shall have received the payment and the documents referred to in
Section 3.5(a)(i).
          (e) Approval by Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been approved by counsel for Seller, and such counsel shall have been furnished with such certified copies of actions and proceedings and other instruments and documents as they shall have reasonably requested.
ARTICLE IX.
TERMINATION
     9.1 Termination. This Agreement may be terminated prior to the Closing Date only, and then only by any of the following:
          (a) by written agreement of Seller and Buyer;
          (b) at the election of Buyer if any condition set forth in Sections 8.1 and 8.2 (other than Sections 8.2(d) and 8.2(g)) becomes incapable of fulfillment and is not waived by Buyer, unless the failure of the Closing to occur shall be due to the failure of Buyer to perform or observe the covenants and agreements of Buyer set forth herein; provided, however, that any such condition relating to a breach or a failure to perform a representation, warranty, covenant or other agreement prior to the Closing Date shall be a cause for termination of this Agreement only if such breach or failure cannot be or has not been cured within 30 days after the giving of written notice of such breach or failure to Seller, such notice to be given promptly after Buyer becomes aware of such breach or failure;
          (c) at the election of Seller if any condition set forth in Sections 8.1 and 8.3 becomes incapable of fulfillment and is not waived by Seller, unless the failure of the Closing to occur shall be due to the failure of Seller to perform or observe the covenants and agreements of Seller set forth herein; provided, however, that any such condition relating to a breach or a failure to perform a representation, warranty, covenant or other agreement prior to the Closing Date shall be a cause for termination of this Agreement only if such breach or failure cannot be or has not been cured within 30 days after the giving of written notice of such breach or failure to Buyer, such notice to be given promptly after Seller becomes aware of such breach or failure;
          (d) under the circumstances described in Section 8.2(d) or 8.2(g); or

          (e) at the election of Seller or Buyer, if the Closing shall have not occurred by the earlier of November 15, 2007 (the “Outside Closing Date”) (other than as a result of a breach of this Agreement by the Party seeking termination).
     9.2 Effect of Termination. Upon termination of this Agreement pursuant to Section 9.1, no Party, or its shareholders, directors, officers and employees shall thereafter have any further liability or obligation hereunder; provided, however, that such termination shall not relieve (a) any Party of any liability for any breach of this Agreement prior to the date of such termination; and (b) the obligations of the Parties set forth in Sections 11.1, 11.2, 11.11 and 11.13 and such Sections 11.1, 11.2, 11.11 and 11.13 shall not be affected by a termination or abandonment of this Agreement.
ARTICLE X.
INDEMNIFICATION
     10.1 Indemnification by the Company and Seller.
          (a) General. Subject to the express provisions of this Article X, the Company and Seller jointly and severally shall indemnify, defend and hold harmless Buyer, its Affiliates and the respective officers, directors, employees and agents of Buyer and its Affiliates (collectively, the “Buyer Indemnified Parties”) from and against all Losses incurred or suffered by a Buyer Indemnified Party, arising from or related to:
               (i) any inaccuracy or breach of any representation or warranty made by Seller or the Company in this Agreement, any Schedule to this Agreement or any Ancillary Agreement;
               (ii) any breach by Seller or the Company of any of its covenants, obligations or agreements contained in this Agreement; and
               (iii) any Excluded Liability.
          (b) Certain Limitations.
               (i) Notwithstanding anything herein to the contrary, for purposes of this Section 10.1, (A) a breach of a representation or warranty shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any limitation or qualification as to materiality, Material Adverse Effect or similar language, and (B) the amount of Losses in respect of any breach of a representation or warranty, including any deemed breach resulting from the application of clause (A), shall be determined as if such representation and warranty had not contained any limitation or qualification as to materiality, Material Adverse Effect or similar language set forth in such representation or warranty.
               (ii) The representations and warranties of Seller and the Company contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date; provided, however, that (A) the representations and warranties made pursuant to Sections

4.1, 4.2, 4.3, 4.19, 4.20 and 4.23 shall survive indefinitely and (B) the representations and warranties made pursuant to Section 4.8 shall survive until 60 days after the expiration of the relevant statute of limitations, including any extension thereof, for the assessment or collection of any Tax. Neither the period of survival nor the liability of Seller with respect to Seller’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of Buyer. If written notice of a claim, which sets forth the facts that Buyer believes, in good faith, constitute a reasonable basis for indemnification, has been given prior to the expiration of the applicable representations and warranties by Buyer to Seller or the Company, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.
               (iii) No indemnification pursuant to Section 10.1(a)(i) shall be required with respect to any individual Loss of Buyer, unless the aggregate of all Losses of Buyer described in Section 10.1(a)(i) with respect to of this Agreement shall exceed $25,000.00, in which case Seller shall be liable only for the Losses in excess of $25,000.00.
               (iv) Except in the case of actual fraud, the maximum aggregate amount of Losses against which Buyer shall be entitled to be indemnified under (A) Section 10.1(a)(i) with respect to all claims thereunder (other than with respect to claims for breach of a representation or warranty (x) that pursuant to Section 10.1(b)(ii) survive the Closing indefinitely and (y) in Section 4.8) shall be equal to 10% of the Purchase Price and (B) Section 10.1(a)(i) with respect to all claims for breaches of representation and warranty (x) that pursuant to Section 10.1(b)(ii) survive the Closing indefinitely and (y) in Section 4.8, shall be equal to the Purchase Price.
               (v) For purposes of this Article X, all Losses shall be computed net of any insurance coverage with respect thereto; provided, however, that, in all cases, the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Losses. If the Indemnified Party elects to do so, the costs and expenses (including reasonable fees and disbursements of counsel) reasonably incurred by the Indemnified Parties in pursuing any insurance proceeds or indemnity, contribution or other similar payment from any insurer shall reduce the total amount of insurance coverage received in connection with such Losses, except to the extent such costs and expenses are paid or reimbursed by such insurer or other third party.
     10.2 Indemnification by Buyer. Subject to the express provisions of this Article X, Buyer shall indemnify and hold harmless Seller, the Company and their respective Affiliates, and the respective officers, directors, employees and agents of Seller, the Company and their respective Affiliates (collectively, the “Seller Indemnified Parties”) from and against all Losses incurred or suffered by a Seller Indemnified Party arising from or related to:
          (a) any inaccuracy or breach of any representation or warranty made by Buyer in this Agreement, any Schedule to this Agreement or any Ancillary Agreement;
          (b) any breach by Buyer of any of its covenants, obligations and agreements contained in this Agreement; and

          (c) any Assumed Liabilities.
     10.3 Procedures for Indemnification. The Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, making a claim for indemnification under Section 10.1 or Section 10.2 shall be, for the purposes of this Agreement, referred to as the “Indemnified Party” and the Party or Parties against whom such claims are asserted under this Article X shall be, for the purposes of this Agreement, referred to as the "Indemnifying Party.” All claims by any Indemnified Party under this Article X shall be asserted and resolved as follows:
          (a) Notice. In the event that (i) any Claim is asserted or instituted by any person other than Buyer, the Company or Seller or their respective Affiliates that could give rise to Losses for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such claim, demand or proceeding, a “Third Party Claim”) or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement that does not involve a Third Party Claim (such claim, a “Direct Claim”), the Indemnified Party shall promptly send to the Indemnifying Party a written notice specifying the nature of such claim, demand or proceeding and the amount or estimated amount thereof if known (which amount or estimated amount shall not be conclusive of the final amount, if any, of such claim, demand or proceeding) (a "Claim Notice”); provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent that the Indemnifying Party is materially prejudiced by such failure. In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within 60 Business Days of receipt of a Claim Notice whether or not the Indemnifying Party disputes such claim.
          (b) Right to Contest Third Party Claims. In the event of a Third Party Claim, if the Indemnifying Party acknowledges in writing its obligations to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, the Indemnifying Party shall be entitled to appoint counsel of the Indemnifying Party’s choice at the expense of the Indemnifying Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such claim, demand or proceeding (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below). Notwithstanding an Indemnifying Party’s election to appoint counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to employ separate counsel, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the Indemnified Party reasonably believes that there exists a conflict of interest that, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such claim, demand or proceeding or (ii) the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim, demand or proceeding. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim, demand or proceeding which the Indemnifying Party defends, or, if appropriate and related to the claim, demand or proceeding in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person.

          (c) Settlement. No Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably conditioned, withheld or delayed, or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably conditioned, withheld or delayed; provided that if the Indemnifying Party submits to the Indemnified Party a bona fide settlement offer from a third party claimant of any Third Party Claim (which settlement offer will include as an unconditional term of it the full and unconditional release by the claimant or the plaintiff to the Indemnified Party from all liability in respect of such claim) and the Indemnified Party refuses to consent to such settlement, then thereafter the Indemnifying Party’s liability to the Indemnified Party with respect to such Third Party Claim will not exceed the settlement amount included in such bona fide settlement offer, and the Indemnified Party will either assume control and responsibility for the payment of the defense of such Third Party Claim or pay the attorneys’ fees and other out-of-pocket costs and expenses incurred by the Indemnifying Party thereafter in continuing the defense of such Third Party Claim. In the event any Indemnified Party settles or compromises or consents to the entry of any judgment with respect to any Third Party Claim without the prior written consent of the Indemnifying Party, such Indemnified Party shall be deemed to have waived all rights against the Indemnifying Party for indemnification under this Article X with respect to such Third Party Claim.
ARTICLE XI.
GENERAL
     11.1 Press Releases and Announcements. Any public announcement, including any announcement to employees, customers or suppliers and others having dealings with the Businesses, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as Buyer determines and approves. Buyer will have the right to be present for any in-person announcement. Unless consented to by Buyer or required by Law, each of the Company and Seller shall keep this Agreement and the transactions contemplated by this Agreement confidential.
     11.2 Expenses. Except as otherwise expressly provided for in this Agreement, the Company and Seller, on the one hand, and Buyer, on the other hand, will each pay all expenses incurred by each of them in connection with the transactions contemplated by this Agreement, including legal, accounting, investment banking and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other agreements, exhibits, documents and instruments contemplated by this Agreement (whether the transactions contemplated by this Agreement are consummated or not).
     11.3 Amendment and Waiver. This Agreement may not be amended, nor may any provision of this Agreement or any default, misrepresentation, or breach of warranty or agreement under this Agreement be waived, except in writing executed by the party against which such amendment or waiver is sought to be enforced. Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.
     11.4 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when delivered, if personally delivered by hand (with written confirmation of receipt), (b) when received, if sent by a nationally recognized overnight courier service (receipt requested), (c) five Business Days after being mailed, if sent by first class mail, return receipt requested, or (d) when receipt is acknowledged by an affirmative act of the Party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to Buyer, the Company and Seller will, unless another address is specified in writing, be sent to the address indicated below:

               If to Buyer:
Carriage Funeral Services of California, Inc.
3040 Post Oak Blvd., Suite 300
Houston, Texas 77056
Attention: VP of Corporate Development
Facsimile No. (713) 332-8401
               With a copy to:
Greenberg Traurig, LLP
1000 Louisiana, Suite 1800
Houston, TX 77002
Attn: William Sultemeier
Facsimile No: (713) 374-3505
               If to Seller and the Company:
27010 Encanto Drive
Sun City, California 92585
Attn: Thaddeus M. Luyben, Sr.
Facsimile No.: (949) 476-9320
               With a copy to:
Stephens & Kray
5000 Birch Street, Suite 400
Newport Beach, CA 92660
Attn: Lon T. Stephens
Facsimile No.: (949) 476-9320
     11.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties to this Agreement, except that Buyer may assign any of its rights under this Agreement to any of its Affiliates. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and permitted assigns.
     11.6 No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a Party or permitted assign of a Party.
     11.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     11.8 Complete Agreement. This Agreement and when executed and delivered the Ancillary Agreements, the Luyben Sr. Consulting Agreement and the Luyben Sr. Assignment Agreement, contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral.
     11.9 Schedules. The Seller Disclosure Schedule contains a series of schedules corresponding to the sections contained in Article IV. The schedules in the Seller Disclosure Schedule relate only to the representations and warranties in the section and subsection of this Agreement to which they correspond and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in this Agreement and statements in the Seller Disclosure Schedule, the statements in this Agreement will control and the statements in the Seller Disclosure Schedule will be disregarded.
     11.10 Signatures; Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.
     11.11 GOVERNING LAW. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS AND PRINCIPLES, OF THE STATE OF CALIFORNIA WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.
     11.12 Specific Performance. Each of the Parties acknowledges and agrees that the subject matter of this Agreement, including the assets and properties of the Businesses and the Real Property, is unique, that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at Law would not be adequate to compensate such other Parties not in default or in breach. Accordingly, each of the Parties agrees that the other Party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at Law or in equity. The Parties waive any defense that a remedy at Law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.
     11.13 Dispute Resolution.
          (a) Every controversy, Claim, or dispute arising from or relating to this Agreement (“Dispute”) shall be resolved in accordance with this Section 11.13. The Parties will attempt in good faith to resolve promptly any Dispute by negotiations between Seller and an officer of Buyer. If the Parties so agree, such individuals may be assisted by a mediator supplied by the American Arbitration Association (“AAA”), and the costs and fees of the mediation will be borne equally by the Parties. If the Dispute is not resolved within 30 days of a Party’s written request for negotiation, either Party may initiate arbitration as hereinafter provided.

          (b) A Party initiating arbitration shall file a demand in accordance with the Commercial Arbitration Rules of the AAA then in effect, except as modified herein (the “Rules”). The arbitration shall be held, and the award shall be rendered, in Boston, Massachusetts, in the English language. There shall be three arbitrators, one of whom shall be nominated by each Party in accordance with the Rules. The two Party-appointed arbitrators shall have 30 days from the confirmation of the nomination of the second arbitrator by the AAA to agree on the nomination of a third arbitrator, who will act as Chairman of the Arbitral Tribunal. If the two arbitrators fail to reach an agreement on the third arbitrator within 30 days of their confirmation by the AAA, the Manager of the AAA for its offices located in Boston, Massachusetts shall appoint the third arbitrator, who will act as the Chairman of the Arbitral Tribunal. The Parties shall use their best efforts to conclude any arbitral proceeding within 180 days from the date that the last arbitrator accepts his or her appointment; provided that if the arbitral award is not issued within such 180 days, then the arbitration proceeding shall continue until an award is made. Each Party shall bear its own costs and attorneys’ fees arising out of the arbitration, except under circumstances in which such costs and fees are otherwise recoverable under applicable law and awarded by the arbitrators. Each Party shall be solely responsible for any filing fees which that Party owes to the AAA on account of any claims and/or counterclaims asserted by such Party during the proceedings. Each Party agrees that any award rendered by the arbitrators shall be final, conclusive and binding on the Parties (including their Affiliates and third parties joined in such arbitration) and may be entered and enforced by any court of competent jurisdiction.
     11.14 Construction. The Parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the Parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance. If any Party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or agreement. Any reference to any Law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     IN WITNESS WHEREOF, the Company, Buyer and Seller have executed this Asset Purchase Agreement as of the date first above written.

BUYER:	THE COMPANY:

CARRIAGE FUNERAL SERVICES OF CALIFORNIA, INC.	THADDEUS ENTERPRISES

By: /s/ Kevin P. Musico	By: /s/ Thaddeus Luyben, Sr.
Name: Kevin P. Musico	Name: Thaddeus Luyben, Sr.
Title: Vice President	Title: President

SELLER:

By: /s/ Thaddeus M. Luyben, Sr.
Thaddeus M. Luyben, Sr.
Signature Page to Thaddeus Asset Purchase Agreement